Exhibit 99.1

Laureate Education, Inc. Announces Appointment of Chief Financial Officer

BALTIMORE, MARYLAND — November 8, 2017 — Today, Laureate Education, Inc. (Nasdaq: LAUR), the global leader in higher education, announced the appointment of Jean-Jacques Charhon as its new Executive Vice President for Finance and Chief Financial Officer (CFO).

Charhon will join Laureate on January 1, 2018 and will be based in Baltimore. He will report to Eilif Serck-Hanssen, Laureate’s current President and Chief Administrative Officer, who will become Chief Executive Officer on that date.

“I am thrilled to welcome JJ to Laureate’s leadership team,” said Serck-Hanssen. “He brings a wealth of experience in corporate finance, financial planning, internal controls, risk management, and strategic planning. He also has extensive background in international business, change management, and technology-enabled business transformation, all of which are critical skill sets as we embark on our journey to make Laureate the innovation leader in global higher education.”

As a key member of the executive management team, Charhon will be responsible for Laureate’s overall financial strategy, financial reporting, controllership, financial planning and analysis, tax, treasury, and investor relations.

“After working across multiple industries, I’m excited to be joining Laureate and the global higher education sector,” said Charhon. “I am proud to be joining a company that is positively impacting millions of students’ lives around the world through access to quality higher education.”

Charhon joins Laureate with more than 25 years of corporate finance experience across industries, with Fortune 100 companies, and with extensive global experience in emerging markets. He spent eight years with General Electric (GE) in senior financial positions, culminating in his role as CFO of GE Healthcare for the Americas. He was Hewlett Packard’s CFO of Personal Systems, and then COO of its Enterprise Services division. He worked with Novartis with responsibilities as CFO for Consumer Health and as head of financial planning and analysis, and investor relations. Most recently, Charhon was CFO at Purdue Pharma.

Charhon holds a French Baccalaureate in Math, Physics, and Chemistry from the French Lycée of Brussels, and a Commercial Engineering degree from the Solvay School of Management at the Université Libre de Bruxelles.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest global network of degree-granting higher education institutions, with more than one million students enrolled across nearly 70 institutions in 25 countries at campuses and online. Laureate offers high-quality undergraduate, graduate, and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper, and societies benefit. This belief is expressed through the company’s philosophy of being Here for Good and is represented by its status as a Certified

B Corporation® and conversion in 2015 to a Delaware Public Benefit Corporation, a new class of corporation committed to creating a positive impact on society.

Media Contacts:

Laureate Education, Inc.	Ruder Finn
Esther Benjamin	Maryam Ayromlou
esther.benjamin@laureate.net	ayromloum@ruderfinn.com
U.S.: +1 (443) 301 3091	U.S.: +1 (703) 474 5685